Exhibit 99.1

Intersect ENT Reports Preliminary Q4 and Year 2016 Revenue

Full Year Revenue Grew 28% Year Over Year

MENLO PARK, Calif.—January 9, 2017—Intersect ENT, Inc. (NASDAQ:XENT), a company dedicated to improving the quality of life for patients with ear, nose and throat conditions, today reported preliminary unaudited revenue for the fourth quarter and year ended December 31, 2016.

Preliminary unaudited revenue for the fourth quarter of 2016 is expected to be in the range of $24.0 to $24.2 million, an increase of approximately 28% compared to $18.8 million for the fourth quarter of 2015.

Preliminary unaudited revenue for the full year 2016 is expected to be in the range of $78.5 to $78.7 million, an increase of approximately 28% compared to $61.6 million for 2015.

“We are very pleased with our strong quarter and great year. Simply put – and our results bear this out – positive outcomes for chronic sinusitis patients continue to be our focus,” said Lisa Earnhardt, president and CEO of Intersect ENT. “Our preliminary financial results demonstrate wide acceptance of the use of our products, with now more than 150,000 patients having been treated. In addition, our product pipeline is robust with positive outcomes in both the PROPEL Contour and the RESOLVE product pivotal clinical studies. We believe our long-term goal of treating chronic sinusitis patients across the continuum of care will be realized over the next few years.”

The quarterly and annual financial numbers included in this release are prior to the completion of review and audit procedures by Intersect ENT’s external auditors and are therefore subject to adjustment. Intersect ENT expects to provide fourth quarter and full year 2016 financial results and further 2017 guidance during its fourth quarter 2016 earnings call near the end of February 2017.

2017 Preliminary Revenue Outlook

The company forecasts 2017 revenue of approximately $87-89 million and first quarter revenue of $19-$19.5 million.

“We are kicking off 2017 with several drivers of growth in place, including our expectations that we will continue to build on early success with the frontal indication and that we will launch PROPEL Contour mid-year,” said Lisa Earnhardt. “Our guidance reflects that while we may see some impact from recent changes in Medicare reimbursement, we are focused on driving continued growth in all aspects of our business in 2017 and beyond.”

About Intersect ENT

Intersect ENT, Inc. is dedicated to improving the quality of life for patients with ear, nose and throat conditions. The company markets two steroid releasing implants, PROPEL® and PROPEL® Mini, which have been clinically proven to improve surgical outcomes for chronic sinusitis patients undergoing sinus surgery. In addition, Intersect ENT is developing a pipeline of steroid releasing implants designed to provide ENT physicians with options to treat patients across the continuum of care for chronic sinusitis less invasively and more cost effectively. Chronic sinusitis is an inflammatory condition that can lead to debilitating symptoms and chronic infections, and is one of the most costly conditions to U.S. employers.

For additional information on the company or the products including risks and benefits please visit www.intersectENT.com.

INTERSECT ENT® and PROPEL® are registered trademarks and PROPEL Contour is a trademark of Intersect ENT, Inc.

Forward-Looking Statements

The preliminary unaudited results contained in this press release and the forecasts regarding Intersect ENT’s future performance are “forward-looking” statements. These forward-looking statements are based on Intersect ENT’s current expectations and inherently involve significant risks and uncertainties and are subject to quarter-end closing adjustments. These statements include the FDA approval of Propel Contour and Resolve, the ability to provide solutions to improve surgical outcomes and the outlook for 2017 revenue and growth and the impact of changes in reimbursement. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties which are described in the company’s filings on Form 10-K, Form 10-Q and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov). Intersect ENT does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

XENT-F

Intersect ENT, Inc.

Jeri Hilleman, 650-641-2105

ir@intersectENT.com